                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 204.14a-12

                       PARAMETRIC TECHNOLOGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     --------------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:

     --------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
     Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     --------------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:

     --------------------------------------------------------------------------
     5) Total fee paid:

     --------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     --------------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:

     --------------------------------------------------------------------------
     3)  Filing Party:

     --------------------------------------------------------------------------
     4)  Date Filed:

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

                                                              PRELIMINARY FILING



                       PARAMETRIC TECHNOLOGY CORPORATION

                              128 TECHNOLOGY DRIVE
                               WALTHAM, MA 02154


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 13, 1997


          The Annual Meeting of Stockholders of Parametric Technology Corporation, a Massachusetts corporation (the "Company"), will be held at the offices of the Company, 128 Technology Drive, Waltham, MA 02154 on Thursday, February 13, 1997 at 9:00 a.m., local time, to consider and act upon the following matters:

     1. To elect three Class I directors to serve for the ensuing three years.
     2. To approve an amendment to the Company's Articles of Organization to increase the number of authorized shares of the Company's common stock from 215,000,000 to 350,000,000.
     3. To approve the Company's 1997 Incentive Stock Option Plan.
     4. To transact such other business as may be in furtherance of or incidental to the foregoing.

     Stockholders of record at the close of business on December 18, 1996 will be entitled to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.


                                         By Order of the Board of Directors,


                                         MARTHA L. DURCAN, Clerk


Waltham, Massachusetts
December 30, 1996


          WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                                              PRELIMINARY FILING

                       PARAMETRIC TECHNOLOGY CORPORATION

                              128 TECHNOLOGY DRIVE
                               WALTHAM, MA 02154

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 13, 1997

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Parametric Technology Corporation, a Massachusetts corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on February 13, 1997 and at any adjournment of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with the stockholders' instructions contained therein. If no choice is specified, proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation and subsequently dated proxy to the Clerk of the Company or by voting in person at the Annual Meeting.

          On December 18, 1996, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and
entitled to vote an aggregate of [                 ] shares of common stock of
the Company (the "Common Stock"). Stockholders are entitled to one vote per share on all matters.

          The Company's Annual Report for the fiscal year ended September 30, 1996 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about December 30, 1996.


VOTES REQUIRED

          The affirmative vote of the holders of a plurality of the shares of Common Stock represented and voting at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote as of the record date is required for the approval of the amendment to the Company's Articles of Organization to increase the number of authorized shares of the Company's Common Stock. The affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at the Annual Meeting is required for the approval of the Company's 1997 Incentive Stock Option Plan (the "1997 Option Plan").

          Shares of Common Stock represented in person or by proxy at the Annual Meeting (including shares which abstain from or do not vote with respect to one or more of the matters presented at the Annual Meeting and broker non-votes, as described below) will be tabulated by the inspectors of election appointed for the Annual Meeting and will determine whether or not a quorum is present. If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and voting at the Annual Meeting with respect to the matter (a "broker non-vote"). Neither an abstention nor a broker non-vote will be treated as voting on a matter requiring a plurality or a majority of the shares represented and voting. Accordingly, abstentions and broker non-votes have no effect on the voting for election of directors or approval of the 1997 Option Plan. However, since the increase in the number of authorized shares of Common Stock requires the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote, any shares not voted in favor of the action, including abstentions and broker non-votes, will have the same effect as a vote "against" the matter.

PRINCIPAL STOCKHOLDERS

          The following table sets forth certain information, as of October 31, 1996, with respect to the beneficial ownership of the Company's Common Stock by
(i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock based upon information provided to the Company; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group.


                                                 Number of Shares                 Percentage of Common
                                                Beneficially Owned(1)(2)           Stock Outstanding(3)
                                                ------------------                --------------------
  Alberto W. Vilar & Gary A. Tanaka(4)          7,475,100                         5.86%
     c/o Amerindo Investment Advisors Inc.
     One Embarcadero Center, Suite 2300
     San Francisco, CA  94111

  Putnam Investments, Inc. (5)                  7,238,826                         5.68%
     One Post Office Square
     Boston, MA 02109

  Robert N. Goldman                                40,000                            *

  Donald K. Grierson                               10,000                            *

  Oscar B. Marx, III (6)                           21,000                            *

  Michael E. Porter                                38,000                            *

  Noel G. Posternak                                90,000                            *

  Steven C. Walske                              1,013,500                            *

  C. Richard Harrison Jr.(7)                      489,644                            *

  Michael E. McGuinness(7)                        175,510                            *

  Edwin J. Gillis(7)                               75,301                            *

  Thomas W. Jensen, Ph.D.                          20,000                            *

  All directors, nominees for director and
  executive officers as a group (16 persons)    2,180,437                         1.70%

------------

* Less than 1% of outstanding shares of Common Stock.

(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed.

(2) The amounts listed include the following shares of Common Stock that may be acquired on or prior to December 30, 1996 through the exercise of options:
    Mr. Goldman, 40,000 shares; Mr. Grierson, 10,000 shares; Mr. Marx, 20,000 shares; Mr. Porter, 28,000 shares; Mr. Posternak, 80,000 shares; Mr. Walske, 100,000 shares; Mr. Harrison, 323,700 shares; Mr. McGuinness, 167,600 shares; Mr. Gillis, 75,000 shares; Dr. Jensen, 20,000 shares; and all directors and executive officers as a group, 1,053,099 shares.

(3) For purposes of determining the percentage of Common Stock outstanding, the number of shares deemed outstanding is 127,462,608 shares outstanding as of October 31, 1996 and any shares subject to options held by the person or entity in question that are exercisable on or prior to December 30, 1996.

(4) Alberto W. Vilar and Gary A. Tanaka have filed a Securities and Exchange Commission Schedule 13D reporting the above stock ownership as of October 25, 1996, a copy of which has been sent to the Company. As the sole directors and shareholders of Amerindo Investment Advisors Inc., and another advisory company, Messrs. Vilar and Tanaka share with those companies voting and investment power with respect to 7,471,100 shares held in client accounts of those companies. As the sole trustee of the Amerindo Investment Advisors Inc. Profit Sharing Trust (the "Trust"), Mr. Vilar shares voting and investment power with respect to an additional 4,000 shares. Messrs. Vilar and Tanaka disclaim beneficial ownership of all stock beneficially owned by the advisory companies and Mr. Vilar disclaims beneficial ownership of all stock owned by the Trust except to the extent of his pro rata interest in the Trust.

(5) Putnam Investments, Inc. ("PI") has filed a Securities and Exchange Commission Schedule 13G reporting the above stock ownership as of December 31, 1995, a copy of which has been sent to the Company. Stock reported as being beneficially owned by PI consists of stock held in client accounts of subsidiaries of PI that are registered investment advisers. PI and its subsidiaries share voting power with respect to 411,450 shares and share investment power with respect to 7,238,826 shares. PI expressly disclaims beneficial ownership of all such stock.

(6) 1,000 shares are held by the O.B. Marx, III Revocable Trust.

(7) The amounts listed include the following shares of Common Stock owned by the named person jointly with his or her spouse: Mr. Harrison, 4,304 shares; Mr. McGuinness, 206 shares; and Mr. Gillis, 301 shares.



ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class I directors, two Class II directors and two Class III directors, whose terms expire, respectively, at the 1997, 1998 and 1999 Annual Meetings of Stockholders (in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal). At each Annual Meeting of Stockholders, directors are elected for a term of three years to succeed those directors whose terms then expire. The three Class I directors elected at the Annual Meeting will be elected to serve until the 2000 Annual Meeting of Stockholders (subject to the election and qualification of their successors and to their earlier death, resignation or removal).

     The persons named in the enclosed proxy will vote to elect Donald K. Grierson, Oscar B. Marx, III and Noel G. Posternak as Class I directors, unless authority to vote for the election of any of the nominees is withheld by marking the proxy to that effect. Each of the nominees is currently a Class I director of the Company.

     Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors.

     The table on the following page sets forth, for each nominee as a Class I director and for each director of the Company whose term continues after the Annual Meeting, his name and age, his positions and offices with the Company, his principal occupations and business experience for the past five years, the names of other publicly-held companies of which he is a director, the year since which he has served as a director of the Company, and the year his term as a director of the Company will expire.


                        Name, Age, Principal Occupation,                           Director        Term
                      Business Experience and Directorships                         Since         Expires
---------------------------------------------------------------------------------  --------    ------------

NOMINEES FOR CLASS I DIRECTORS:

 Donald K. Grierson, age 62                                                            1987          1997
   Chief Executive Officer and President of ABB Vetco Gray, Inc., an
   oil services business, since May 1991;  Chairman of the Board of ABB
   Vetco Gray, Inc. from November 1990 to May 1991;
   director of Alpha Technology, Inc.

 Oscar B. Marx, III, age 58                                                            1995          1997
   Chief Executive Officer and President of TMW Enterprises, a
   start-up venture in the autoparts industry, since July 1995;  Chief
   Executive Officer and President of Electro - Wire Products, Inc., an
   electrical distribution company, from June 1994 to July 1995;
   Vice President - Automotive Components Group of Ford Motor
   Company from January 1988 to June 1994;
   director of Tesma International.

 Noel G. Posternak, age 60                                                             1989          1997
   Senior Partner in the law firm of Posternak, Blankstein & Lund, L.L.P.
   since 1980.

CONTINUING DIRECTORS:
                    CLASS II DIRECTORS

 Michael E. Porter, age 49                                                             1995          1998
   Professor at Harvard Business School since 1973;  director of
   Thermo Quest Corporation and Alpha Beta Technologies, Inc.

 Steven C. Walske, age 44                                                              1986          1998
   Chairman of the Board of Directors of the Company since August
   1994;  Chief Executive Officer of the Company since December
   1986;  President of the Company from December 1986 to August 1994;
   director of Synopsys, Inc., Video Server, Inc., Cascade Communications, Corp.
   and Object Design Inc.

                    CLASS III DIRECTORS

 C. Richard Harrison Jr., age 41                                                       1994          1999
   President and Chief Operating Officer of the Company since August
   1994;  Senior Vice President of Sales and Distribution of the Company
   from September 1991 to August 1994;  Vice President of Sales and
   Distribution of the Company from May 1987 to September 1991.

 Robert N. Goldman, age 47                            1991        1999
   Chief Executive Officer and President of Object Design Inc., a software developer since November 1995;  Chairman of the Board of Trinzic Corp.,
   a software developer, from June 1986 to August 1995;  Chief Executive
   Officer of Trinzic Corp. from June 1986 to October 1992;
   director of Intersolv, Inc., SystemSoft Corporation, Citrix Systems and
   Object Design Inc.

BOARD AND COMMITTEE MEETINGS

  The Board of Directors held three meetings during the fiscal year ended September 30, 1996. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of other meetings held by all committees of the Board of Directors on which he then served.

  The Board of Directors has an Audit Committee which meets with the Company's independent accountants and reports on such meetings to the Company's Board of Directors. The Audit Committee reviews the performance of the independent accountants in the annual audit and in assignments unrelated to the audit, reviews fees of the independent accountants, discusses the Company's internal accounting control policies and procedures and considers and recommends the selection of the Company's independent accountants. The Audit Committee met seven times during the fiscal year ended September 30, 1996. The fiscal 1996 Audit Committee members were Messrs. Goldman, Marx and Porter (Chairman). The current members of the Audit Committee are Messrs. Grierson, Marx and Porter (Chairman).

  The Board of Directors has a Compensation Committee which provides recommendations to the Board of Directors regarding executive and employee compensation and administers the Company's bonus programs, the Company's 1987 Incentive Stock Option Plan (the "1987 Option Plan"), the 1997 Option Plan and the Company's 1991 Employee Stock Purchase Plan (the "Purchase Plan"). The Compensation Committee met once during the fiscal year ended September 30, 1996. The fiscal 1996 Compensation Committee members were Messrs. Goldman (Chairman) and Posternak. Messrs. Goldman (Chairman) and Posternak also constitute the Officers' Stock Option Committee, which grants stock options under the 1987 and 1997 Option Plans to employee directors and officers subject to Section 16 (collectively "Section 16 Officers") of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Officers' Stock Option Committee met three times during the fiscal year ended September 30, 1996. The current members of both the Compensation Committee and the Officers' Stock Option Committee are Messrs. Goldman (Chairman) and Posternak.


DIRECTOR COMPENSATION

  During the fiscal year ended September 30, 1996, directors who were not employees of the Company received the following directors' fees in consideration of their services as directors of the Company: an annual retainer in the amount of $10,000 and $2,000 per Board of Directors meeting attended, as well as reimbursement of travel expenses. Members of the Audit Committee of the Board of Directors received a fee of $1,000 per meeting of the Audit Committee attended. Members of the Compensation Committee of the Board of Directors received a fee of $1,000 per meeting of the Compensation Committee attended. Directors who are also employees of the Company do not receive any compensation for their services as directors of the Company.


  Under the Company's 1996 Director Stock Option Plan (the "1996 Director Plan"), which superseded the 1992 Director Stock Option Plan (the "1992 Director Plan"), non-qualified stock options to purchase 20,000 shares (subject to future adjustment for stock splits and similar capital changes) of Common Stock are automatically granted to each outside director at the time of initial election to the Board of Directors at an annual meeting or otherwise. In addition, immediately following the Annual Meeting of Stockholders each year, each outside director continuing in office will automatically be granted options to purchase 5,000 shares (subject to future adjustment for stock splits and similar capital changes) of Common Stock. Accordingly, options to purchase 5,000 shares of Common Stock were automatically granted to Messrs. Goldman, Grierson, Marx, Porter, and Posternak on February 8, 1996. The options become exercisable in four equal annual installments commencing one year following the date of grant, but only if the option holder is a director on that anniversary date. Options have a term of ten years and an exercise price equal to the fair market value of the Common Stock on the grant date, which will be the closing price of the Company's Common Stock as reported by the Nasdaq Stock Market on the date of grant.

                       COMPENSATION OF EXECUTIVE OFFICERS

  The following table provides certain information for the fiscal years ended September 30, 1996, 1995 and 1994 concerning compensation paid to or accrued for the Company's Chief Executive Officer and the other four most highly compensated executive officers who were serving as executive officers of the Company on September 30, 1996 and whose salary and bonus for fiscal year 1996 exceeded $100,000.


                           SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                                                 Compensation
                                                                              -----------------
                                                                                    Awards
                                                                              -----------------
                                           Annual Compensation                Shares Underlying       All Other
                                           --------------------
       Name and Principal Position         Year   Salary($)(1)   Bonus($)(2)    Options(#)(3)     Compensation($)(4)
-----------------------------------------  -----  -------------  -----------  ------------------  ------------------
Steven C. Walske                            1996       330,000      700,000             300,000               3,167
  Chairman of the Board                     1995       300,000      500,000             600,000               4,620
  of Directors and Chief                    1994       300,000      426,400             200,000               4,620
  Executive Officer

C. Richard Harrison Jr.                     1996       275,000      700,000             300,000               3,167
  President and Chief                       1995       250,000      500,000             600,000               3,968
  Operating Officer                         1994        60,000      497,165             400,000               3,000

Michael E. McGuinness                       1996        60,000      538,628             220,000               3,000
  Executive Vice President                  1995        60,000      498,362             150,000               2,990
  of Sales                                  1994        50,000      130,343             100,000               2,500

Edwin J. Gillis                             1996       250,000      300,000             150,000               3,167
  Executive Vice President of               1995             0            0             300,000                   0
  Finance and Administration,
  Chief Financial Officer and Treasurer

Thomas W. Jensen, Ph.D.                     1996       130,000       65,000              50,000               1,000
  Senior Vice President of                  1995        54,000       34,500             120,000                   0
  Research and Development

------------
(1) Salary includes amounts deferred pursuant to the Parametric Technology Corporation 401(k) Savings Plan.

(2) Amounts shown, except for those discussed below relating to Messrs. Harrison and McGuinness, are the awards made under the Company's incentive plans, which amounts are earned and accrued during the fiscal years indicated and paid subsequent to the end of each fiscal year. Amounts shown for Mr. Harrison for fiscal year 1994 and for Mr. McGuinness for fiscal years 1996, 1995 and 1994 are comprised of sales commissions based on revenue. Mr. McGuinness, in fiscal years 1996, 1995 and 1994, and Mr. Harrison, in fiscal year 1994, were not entitled to receive awards under the Company's incentive plans.

(3) Amounts shown for Fiscal Year 1996 include stock options granted on October 2, 1996.

(4) Amounts shown are the Company's matching contributions made under the Parametric Technology Corporation 401(k) Savings Plan.

                      FISCAL YEAR 1996 STOCK OPTION GRANTS

     The following table provides information regarding options granted under the 1987 Option Plan for the fiscal year ended September 30, 1996 (including Fiscal Year 1996 options granted on October 2, 1996) to the executive officers named in the Summary Compensation Table.

                                                 Individual Grants
                              --------------------------------------------------------
                             Number of                                                      Potential Realizable Value
                               Shares        Percentage of Total                               at Assumed Annual Rates
                             Underlying        Options Granted     Exercise                  of Stock Price Appreciation
                              Options         to Employees for    Price Per    Expiration         for Option Term(3)
Name                          Granted (#)     Fiscal Year (%)(2)    Share ($)     Date          5%($)(4)     10% ($)(4)
                              ----------      ----------------     --------    ----------      ---------     ----------
Steven C. Walske                 200,000                3.2753%      45.25     5/16/06      5,691,496     14,423,369
                                 100,000                1.6377%      51.25    10/02/06      3,223,085      8,167,930

C. Richard Harrison Jr.          200,000                3.2753%      45.25     5/16/06      5,691,496     14,423,369
                                 100,000                1.6377%      51.25    10/02/06      3,223,085      8,167,930

Michael E. McGuinness             20,000                0.3275%      33.50    11/17/05        421,359      1,067,807
                                 100,000                1.6377%      45.25     5/16/06      2,845,748      7,211,685
                                 100,000                1.6377%      51.25    10/02/06      3,223,085      8,167,930

Edwin J. Gillis                  100,000                1.6377%      45.25     5/16/06      2,845,748      7,211,685
                                  50,000                0.8188%      51.25    10/02/06      1,611,542      4,083,965

Thomas W. Jensen, Ph.D.           50,000                0.8188%      45.25     5/16/06      1,422,874      3,605,842

----------------
(1) All options granted to the named executive officers are exercisable in four equal annual installments, commencing one year after the date of grant. The exercise price of each option is at least 100% of the fair market value of the Company's Common Stock on the date the option was granted. The exercise price may be paid in cash or, subject to certain limitations for shares previously acquired upon exercise of options, in shares of Common Stock, or in a combination of cash and shares. Pursuant to employment agreements, the options held by Messrs. Walske, Harrison and Gillis become exercisable in full upon a "change in control" of the Company (as described under the section entitled "Employment Agreements") or, for Messrs. Walske and Harrison only, upon the individual's death or disability, and the options held by Messrs. Walske and Harrison become exercisable for the number of shares for which they would have been exercisable had the optionee's employment continued for an additional year after the termination of the optionee's employment without "cause" or after a "change in status."

(2) For the fiscal year ended September 30, 1996, the Company granted options under the 1987 Option Plan to its employees and consultants to purchase a total of 6,106,250 shares of Common Stock (including Fiscal Year 1996 options granted on October 2, 1996) and canceled options to purchase 1,275,629 shares of Common Stock.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. No gain to the optionees is possible without an increase in the price of the Common Stock, which will benefit all stockholders proportionately.

(4) In order to realize the potential values over the ten year option term set forth in the 5% and 10% columns of this table, the per share price of the Common Stock at the end of the option term would be as follows:


     Date of           Exercise Price     Prices at:    Percentage Increases at:
-------------------   -----------------  ------------  -------------------------
     Grant                per Share ($)    5%    10%         5%           10%
-------------------   -----------------  -----  -----       ----         ----
      11/17/95              33.50        54.57    86.89      63%         159%
       5/16/96              45.25        73.71   117.37      63%         159%
      10/02/96              51.25        83.48   132.93      63%         159%

    AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996 AND FY-END OPTION VALUES


          The following table sets forth information regarding stock options exercised by the named executive officers during fiscal 1996 and the value of in-the-money unexercised options held by them as of September 30, 1996.

                                                             Number of Shares      Value of Unexercised
                                                          Underlying Unexercised   In-the-Money Options
                                                          Options at FY-End (#)(2)     at FY-End($)(3)
                             Shares                       ------------------------  ---------------------
                           Acquired on       Value             Exercisable/            Exercisable/
          Name              Exercise    Realized ($)(1)       Unexercisable            Unexercisable
-------------------------  -----------  ---------------  ------------------------  ---------------------
Steven C. Walske               675,000      19,663,445                   155,000/            5,714,688/
                                                                          850,000            19,996,875

C. Richard Harrison Jr.        356,300      12,539,517                   373,700/           12,081,891/
                                                                          890,000            21,685,625

Michael E. McGuinness           66,900       1,803,791                   152,600/            5,836,966/
                                                                          282,500             5,245,625

Edwin J. Gillis                      0               0                    75,000/            1,443,750/
                                                                          325,000             4,743,750

Thomas W. Jensen, Ph.D.         10,000         216,875                    20,000/              468,125/
                                                                          140,000             2,437,500

-------------
(1) Market value of the underlying shares on the date of exercise less the option exercise price.

(2) Does not include options disclosed above that were granted on October 2, 1996 with respect to Fiscal Year 1996.

(3) Market value of shares covered by in-the-money options on September 30, 1996, less the option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

REPORT OF THE COMPENSATION COMMITTEE


     The Compensation Committee of the Board of Directors is composed of two outside directors. The two outside directors also serve as the Officers' Stock Option Committee to grant stock options to Section 16 Officers. The compensation for the Company's executive officers is set by the Board of Directors, after consideration of the Compensation Committee's recommendations.

Compensation Objectives

     The basic philosophy underlying the Company's compensation programs is to align executive compensation with increases in stockholder value. Several key objectives are reflected within this basic philosophy, one of which is to enable the Company to attain its annual market penetration and financial targets. Another key objective is to ensure that a major portion of each executive's cash compensation is linked to significant improvements in the Company's financial performance. The third key objective is to make it possible for the Company to attract, retain and reward executives who are responsible for leading the Company in achieving or exceeding corporate performance goals.

Compensation Deductibility

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of the corporation. This provision excludes certain forms of "performance based compensation," including options granted under the 1987 Option Plan, from the compensation taken into account for the purposes of that limit. The Committee believes that, although it is desirable for executive compensation to be tax deductible whenever in the Committee's judgment that would be consistent with the objectives pursuant to which the particular compensation is paid, the Company should compensate its executive officers fairly in accordance with the guidelines discussed in this report and not be unduly limited by the anticipated tax treatment. Accordingly, the total compensation paid to an executive officer in any year may exceed the amount that is deductible. The Compensation Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

Executive Compensation Programs

     The Company's executive compensation programs, which contain no special perquisites, consist of three principal elements: base salary, cash bonus and stock options. The Company's objective is to emphasize incentive compensation in the form of bonuses and stock option grants, rather than base salary. The Board of Directors sets the annual base salary for executives after consideration of the recommendations of the Compensation Committee. Prior to making its recommendations, the Compensation Committee reviews historical compensation levels of the executives, evaluations of past performance and assessments of expected future contributions of the executives. In making the determinations regarding base salaries, the Company considers generally available information regarding salaries prevailing in the industry but does not utilize any particular indices.

     The Company maintains incentive plans (the "IPs") under which executive officers (including the Chief Executive Officer), other than the officer participating in sales activities, are paid cash bonuses subsequent to the end of each fiscal year. The executive officer who does not participate in the IPs is paid a commission based on revenue and receives a special cash bonus if he meets target bookings. The bonuses under the IPs are dependent primarily on the Company's financial performance and achievement of corporate objectives established by the Board of Directors prior to the start of each fiscal year.

     The IPs for fiscal 1996 set forth three performance factors including, for each participating officer, earnings per share and revenue. The third factor for two of the participating officers (including the Chief Executive Officer) was based upon the number of software seats licensed, and for the remaining two, on other individual performance goals. Three different target levels were established for each performance factor and a gross target bonus corresponding to each of the three target levels was set. A weight was then assigned to each of the performance factors and the actual bonus earned was calculated using a formula which weighed the three performance factors. If the Company failed to meet the minimum profitability target for fiscal 1996, the executives would not have been eligible to receive a cash bonus. The various elements of the bonus calculation formula were set by the Board of Directors, after consideration of the Compensation Committee's recommendation.

     Total compensation for executive officers also includes long-term incentives offered by stock options, which are generally provided through initial stock option grants at the date of hire and periodic additional stock option grants. Stock options serve as compensation and are instrumental in promoting the alignment of long-term interests between the Company's executive officers and stockholders due to the fact that executives realize gains only if the stock price increases over the fair market value at the date of grant and the executives exercise their options. In determining the amount of such grants, the Officers' Stock Option Committee evaluates the job level of the executive, responsibilities to be assumed in the upcoming fiscal year, responsibilities of each executive in prior years and the size of awards made to each such officer in prior years relative to the Company's overall performance. It has been the Company's practice to fix the exercise price of options, which generally become exercisable in equal annual installments over a period of four years commencing one year after the date of grant, at 100% of the fair market value on the date of grant. Therefore, the long-term value realized by executives through option exercises can be directly linked to the enhancement of stockholder value.

Chief Executive Officer Compensation

     The Chief Executive Officer's performance was evaluated, and his compensation determined, in accordance with the factors described above applicable to executive officers generally. For the fiscal year ended September 30, 1996, the Chief Executive Officer earned a cash bonus of $700,000, which represented 68% of his total cash compensation (base salary plus cash bonus) and a 40% increase over the cash bonus earned in fiscal 1995. This amount reflects the increases in earnings per share of 56.6% (excluding nonrecurring charges), revenue of 52.2%, and the number of software seats licensed of 44.5% over the prior year.

     For the fiscal year ended September 30, 1996, the Officers' Stock Option Committee granted to the Chief Executive Officer options to purchase 300,000 shares of the Company's Common Stock. The amount of the grant reflects the senior position held by the Chief Executive Officer within the Company, the strong results achieved by the Company during fiscal 1996, and the significant contributions anticipated to be made by the Chief Executive Officer in the future.


                                              Compensation Committee



                                              Robert N. Goldman, Chairman
                                              Noel G. Posternak



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Robert N. Goldman (Chairman) and Noel G. Posternak constitute the Compensation Committee and the Officers' Stock Option Committee of the Board of Directors. Steven C. Walske, the Company's Chairman and Chief Executive Officer, serves on the Board of Directors of Object Design Inc., a software development company whose Chief Executive Officer and President is Robert N. Goldman.

STOCK PERFORMANCE GRAPH

     The Stock Performance Graph set forth below compares the cumulative stockholder return on the Common Stock of the Company from September 30, 1991 to September 30, 1996, with the cumulative total return of the Nasdaq (U.S. Companies) Index and the Nasdaq Computer & Data Processing Index over the same period. The Stock Performance Graph assumes that the value of the investment in the Company's Common Stock and each of the comparison groups was $100 on September 30, 1991 and assumes the reinvestment of dividends. The Company has never declared a dividend on the Common Stock of the Company. The stock price performance depicted in the graph below is not necessarily indicative of future price performance.



       COMPARISON OF CUMULATIVE TOTAL RETURN AMONG PARAMETRIC TECHNOLOGY
         CORPORATION, NASDAQ (U.S. COMPANIES) INDEX AND NASDAQ COMPUTER
                           AND DATA PROCESSING INDEX



                                PTC:  Parametric Technology Corporation
                                Nasdaq:  Nasdaq (U.S. Companies) Index
                                NC&D: Nasdaq Computer & Data Processing Index

                                           9/30/91   9/30/92   9/30/93   9/30/94   9/29/95   9/30/96
                                          --------  --------  --------  --------  --------  --------
Parametric Technology Corporation         $    100  $    285  $    495  $    406  $    751  $  1,206
Nasdaq (U.S. Companies) Index                  100       112       147       148       204       243
Nasdaq Computer & Data Processing Index        100       118       141       156       250       310


EMPLOYMENT AGREEMENTS

     Agreement with Mr. Walske

     The Company has entered into an agreement with Mr. Walske which provides for certain benefits for him in the event of a termination of his employment under certain circumstances and upon the occurrence of certain events. Under the agreement, in the event the Company elects to terminate Mr. Walske's employment (other than for "cause," as defined in the agreement), or effects a "change in status" of Mr. Walske (which, as defined in the agreement, includes a diminution in title, responsibilities or compensation), Mr. Walske shall be entitled to receive (i) during the six-month period following such an event (or until such earlier date as he commences employment with another company), a salary at a rate equal to two times the highest annual salary (excluding bonuses) received by him in the prior six months, and (ii) provided he remains employed with the Company for such six-month period, a bonus equal to Mr. Walske's most recent fiscal year-end bonus. The agreement also provides that the outstanding options held by Mr. Walske under the Company's Option Plans shall become exercisable (i) in full upon a "change in control" of the Company, which in general includes (a) any person becoming the beneficial owner of 50% or more of the voting power of the Company, (b) a change in a majority of the Company's directors, or (c) the approval by the stockholders of a merger or consolidation in which the Company's stockholders do not have majority voting power of the surviving entity, a liquidation of the Company or a sale or disposition of all or substantially all of the Company's assets, or upon the death or disability of Mr. Walske, and (ii) for such number of shares of Common Stock for which they would have been exercisable had Mr. Walske's employment continued for one year following a termination of his employment without "cause" or a "change in status" of Mr. Walske.


     Agreement with Mr. Harrison

     The Company has entered into an agreement with Mr. Harrison which provides for certain benefits for him in the event of a termination of his employment under certain circumstances and upon the occurrence of certain events. The benefits provided under this agreement are substantially similar to those provided to Mr. Walske discussed above under this section except for the following: in the event the Company elects to terminate the employment of Mr. Harrison without "cause," or effects a "change in status" of Mr. Harrison, there is no provision for a bonus to be paid to Mr. Harrison.


     Agreement with Mr. Gillis

     The Company has entered into an agreement with Mr. Gillis which provides that (i) in the event the Company terminates the employment of Mr. Gillis without "cause," he is entitled to receive, during the six-month period following notice of termination (or until such earlier date as he commences employment with another company) a salary at a rate equal to the highest annual salary (excluding bonuses) received by him in the prior six months and (ii) in the event of a change in control of the Company, the outstanding options held by Mr. Gillis under the Company's Option Plans shall become exercisable in full.

  APPROVAL OF AMENDMENT TO THE ARTICLES OF ORGANIZATION INCREASING AUTHORIZED
                             SHARES OF COMMON STOCK

     The Board of Directors of the Company recommends that the stockholders approve an amendment to Article 3 of the Company's Articles of Organization to increase the number of authorized shares of Common Stock from 215,000,000 to 350,000,000. The Board of Directors believes that it is important to ensure that the Company will continue to have an adequate number of authorized and unissued shares of Common Stock available for future use. As of October 31, 1996, the Company had a total of 127,462,608 shares of Common Stock outstanding, 20,053,663 shares reserved for issuance under its stock option plans, 1,109,911 shares reserved for issuance under its Purchase Plan, 180,000 shares reserved for issuance under its 1996 Director Plan and 290,000 shares reserved for issuance under its 1992 Director Plan.

     At the 1996 Annual Meeting, the stockholders approved an increase in the number of authorized shares of Common Stock from 75,000,000 to 215,000,000. That increase permitted the Company's Board of Directors to declare a 2-for-1 split of the Common Stock effective on February 29, 1996, when the market price of the Common Stock was $74.375. Beginning at an initial post-split price of $37.1875, the market price of the Common Stock had again increased to $54.625 as of December 2, 1996. While the Company has no current plans to effect another stock split, the proposed increase would give the Board of Directors desirable additional flexibility.

     If this amendment is adopted by the stockholders, the additional authorized Common Stock would be available for issuance from time to time in the future for such corporate purposes, including stock splits and stock dividends, financings, funding employee benefit plans, and acquisitions, as the Board may deem advisable. Any such action could be taken without stockholder approval, except to the extent required by state law or Nasdaq requirements for the particular transaction. The issuance of additional shares of Common Stock, while providing desirable flexibility in carrying out corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. In addition, the issuance of additional shares of Common Stock could also lead to the dilution of existing stockholders. The Company may from time to time be reviewing potential acquisition candidates but has no present commitments or agreement with respect to any transactions involving the issuance of additional shares of Common Stock. The Board of Directors of the Company believes that the amendment to the Articles of Organization is in the best interest of the Company and its stockholders and recommends a vote FOR the proposal to approve the amendment to the Articles of Organization.


                       APPROVAL OF 1997 STOCK OPTION PLAN


     The Board of Directors has adopted the Parametric Technology Corporation 1997 Incentive Stock Option Plan (the "1997 Option Plan" or the "Plan"), subject to stockholder approval, to replace the Company's 1987 Incentive Stock Option Plan (the "1987 Option Plan"), which will expire on February 6, 1997. Up to 6,000,000 shares of Common Stock may be issued under the 1997 Option Plan.

     The Company's success depends in large part on its ability to attract, retain, and motivate key employees and consultants. Stock options are a significant element of compensation for the Company, as they are in the software industry generally. Options benefit the Company in a number of ways. For example, they tie compensation to Company performance; they conserve cash and reduce fixed costs; they result in no charge to reported earnings, either upon grant or exercise; they produce no dilution to earnings per share without an increase in the stock price that benefits stockholders generally; the exercise of options increases the Company's capital; and the Company is entitled to a tax deduction upon the exercise of nonstatutory options or the disqualifying disposition of incentive stock options.

     As of October 31, 1996, approximately 2,800 employees were eligible to receive options under the 1997 Option Plan. In fiscal 1996, the Company granted options under the 1987 Option Plan to approximately 1,500 employees and consultants, demonstrating the importance of options as compensation and to create incentives across a broad base. The Board of Directors believes that it is important for the Company's future competitiveness to continue to offer equity compensation to employees and consultants as has been the Company's long term practice.

PRINCIPAL TERMS OF THE 1997 OPTION PLAN

     The 1997 Option Plan permits the grant of incentive stock options ("ISOs") and nonstatutory stock options. It is administered by the Compensation Committee of the Board of Directors (and with respect to grants to Section 16 Officers, the Officers' Stock Option Committee). The Committee determines the persons to whom, and the times at which, options are granted, the type of option to be granted, the number of shares and the exercise price for each option, and all other related terms, conditions, and provisions. The Compensation Committee may delegate to one or more officers the power to make awards to employees who are not Section 16 Officers. In making awards, the Committee will take into account various factors including, but not limited to, the employee's responsibilities, present and potential contributions to the success of the Company, and anticipated years of future service.

     Although the Committee has discretion in granting options, no option may have a term longer than ten years, and the exercise price of each option may not be less than 100% of the fair market value of the Company's Common Stock on the date of the grant. The closing price of the Company's Common Stock as reported by the Nasdaq Stock Market on December 2, 1996 was $54.625. Grants to any individual under the 1997 Option Plan in any fiscal year are limited to 1,000,000 shares.

     Under the 1987 Option Plan, options have been granted subject to forfeiture restrictions that lapse over time during the optionee's employment and vested options are cancelled if not exercised within a specified time after termination of the optionee's employment. It is anticipated that the Committee will generally grant options under the 1997 Option Plan on similar terms. Options granted under the 1997 Option Plan are generally not transferable by the optionee other than by will or the laws of descent and distribution; however, the Committee may permit transferability in appropriate circumstances.

     The 1997 Option Plan may be amended or terminated at any time by the Board of Directors, subject to any necessary approval by the stockholders. In particular, under currently applicable requirements of the Internal Revenue Code and the Nasdaq Stock Market, any Plan amendment that would increase the number of shares issuable upon exercise of ISOs or to officers of the Company, respectively, would require stockholder approval. The aggregate number of shares issuable under the 1997 Option Plan is subject to appropriate adjustment in the event of a stock split or other recapitalization. Shares also may be issued under the 1997 Option Plan through the assumption or substitution of outstanding grants from an acquired company without reducing the total number of shares available under the Plan.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO STOCK OPTIONS

     Incentive Stock Options. An optionee will not realize taxable income upon the grant or exercise of an ISO under the 1997 Option Plan. If the optionee does not dispose of shares issued upon exercise of an ISO within two years from the date of grant or within one year from the date of exercise, then, upon the sale of such shares, any amount realized in excess of the exercise price is taxed to the optionee as long-term capital gain, and any loss sustained will be a long-term capital loss. No deduction would be allowed to the Company for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee. If shares of Common Stock acquired upon the exercise of an ISO are disposed of before the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), the optionee would realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the exercise price thereof, and the Company would be entitled to deduct such amount. Any further gain realized would be taxed as a short-term or long-term capital gain and would not result in any deduction to the Company. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

     Nonstatutory Stock Options. No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise, the optionee realizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the Company is entitled to a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any deduction for the Company.

RECOMMENDATION OF THE BOARD

     The Board of Directors considers the Company's ongoing program of granting stock options broadly across the employee base to be important to the Company's ability to compete for top talent and a significant incentive to promote the

Company's success and, therefore, in the best interests of the Company's stockholders. The Board recommends a vote FOR approval of the 1997 Incentive Stock Option Plan. The enclosed proxy will be so voted unless a contrary specification is made or it is a broker non-vote.


                 INFORMATION CONCERNING INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed the firm of Coopers & Lybrand L.L.P. to serve as the Company's independent accountants for the fiscal year ending September 30, 1997.

     On November 17, 1995 the Board of Directors of the Company upon recommendation of its Audit Committee approved a change in the Company's independent accountants from Price Waterhouse LLP to Coopers & Lybrand L.L.P. effective for the fiscal year ending September 30, 1996. Price Waterhouse LLP served as the Company's independent accountants for fiscal years 1992 through 1995. During these periods, the Company did not have any disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, nor did any reports issued by Price Waterhouse LLP contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.


                                 OTHER MATTERS

     While the Notice of Meeting calls for transaction of such other business as may be in furtherance of, or incidental to, the matters described in the Notice, the Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. Such costs will include a $7,500 fee to Georgeson & Company Inc., which has been retained to assist with proxy solicitations. The Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal office in Waltham, Massachusetts not later than September 1, 1997 for inclusion in the proxy statement for that meeting. In order to curtail controversy as to the date on which a proposal was received by the Company, proponents should submit their proposals by Certified Mail-Return Receipt Requested.

                                         By Order of the Board of Directors,


                                         MARTHA L. DURCAN, Clerk

December 30, 1996

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.